ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARY

EXHIBIT 21 -- SUBSIDIARY OF THE REGISTRANT

On February 9, 1994, a subsidiary of the Company, One Price Clothing of Puerto Rico, Inc., was incorporated in Puerto Rico.
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